       As filed with the Securities and Exchange Commission on May 9, 1995

                                        Registration No. 33-
                                                            --------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                            -------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                                  HBO & COMPANY
             (Exact name of registrant as specified in its charter)

                   Delaware                            37-0986839
         (State or other jurisdiction of             (I.R.S. Employer
         incorporation or organization)             Identification No.)

               301 Perimeter Center North, Atlanta, Georgia 30346
           (Address of principal executive offices including zip code)

           1986 HBO & COMPANY NONQUALIFIED STOCK OPTION AGREEMENT; AND
          1991 HBO & COMPANY NONQUALIFIED STOCK OPTION AGREEMENT 1; AND
            1991 HBO & COMPANY NONQUALIFIED STOCK OPTION AGREEMENT 2
                            (Full title of the plan)

                                James A. Gilbert
                                  HBO & Company
                           301 Perimeter Center North
                             Atlanta, Georgia 30346
                     (Name and address of agent for service)
                                 (404) 393-6000
          (Telephone number, including area code, of agent for service)

                                  WITH COPY TO:
                               John E. Zamer, Esq.
                           Jones, Day, Reavis & Pogue
                            3500 One Peachtree Center
                           303 Peachtree Street, N.E.
                          Atlanta, Georgia  30308-3242


                               Page 1 of 27 Pages

                         Exhibit Index Appears on Page 12

                          CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                               Proposed
Title of                       maximum
securities      Amount         offering      Proposed maximum  Amount of
to be           to be          price per     aggregate         registration
registered      registered     share         offering price    fee
- --------------------------------------------------------------------------------
Common Stock,   625,000 (2)    $3.72 (3)     $2,325,500 (2)    $801.90
par value $.05
per share and
Preferred Share
Purchase
Rights (1)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Preferred Share Purchase Rights, which are attached to the shares of Common Stock being registered will be issued for no additional consideration, no additional registration fee is required.

(2) As a result of a two-for-one stock split effected in 1994 and by reason of the anti-dilution provisions of the above referenced plans, the number of shares of Common Stock purchasable pursuant to the plans was doubled from 312,500 to 625,000 shares and the exercise price per share halved. Such additional indeterminable number of shares of Common Stock are hereby registered as may be further required by reason of the anti-dilution provisions of the plans.

(3) Pursuant to Rule 457(h) under the Securities Act of 1933, this estimate is made solely for the purpose of calculating the amount of the registration fee and is based upon the actual weighted average exercise price of the stock options granted under the above referenced plans.


                               Page 2 of 27 Pages

                                EXPLANATORY NOTE
                                ----------------

              In accordance with the Note to Part I of the Form S-8, the information specified in Part I has been omitted from this Registration Statement.


                               Page 3 of 27 Pages

                                     PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

              The following documents previously filed by HBO & Company (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

              (1) Annual Report on Form 10-K for the fiscal year ended December
                  31, 1994;

              (2) All other reports filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), since December 31, 1994; and

              (3) The description of the Company's Common Stock and Preferred
                  Share Purchase Rights, contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 19, 1981, as amended, and February 19, 1991, as amended, respectively.

              All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

              Inapplicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

              Inapplicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's By-Laws (Article, IX, Section 1) provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the General Corporation law of the State of Delaware, as amended from time to time, against all expenses,


                               Page 4 of 27 Pages
liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this article.

         Article IX, Section 2 of the Company's By-Laws provides that the Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

         With respect to indemnification of officers and directors, Section 145 of the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the Delaware General Corporation Law, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Furthermore, the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any


                               Page 5 of 27 Pages
threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the cases, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         In addition, the General Corporation Law of Delaware was amended in 1986 to enable a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of a director's fiduciary duty of care. The statutory amendment provides, however, that (a) liability for duty or loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (c) the unlawful purchase or redemption of stock or unlawful dividends or (d) the right of improper personal benefits could not be eliminated or limited in this manner. The Company's Certificate of Incorporation has been amended to contain provisions substantially similar to those contained in the amended General Corporation Law of Delaware.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

              Inapplicable.

ITEM 8.  EXHIBITS.

         4.1      1986 HBO & Company Nonqualified Stock Option Agreement

         4.2      1991 HBO & Company Nonqualified Stock Option Agreement 1

         4.3      1991 HBO & Company Nonqualified Stock Option Agreement 2

         5        Opinion of Counsel

         15       Letter Re: Unaudited Interim Financial Information


                               Page 6 of 27 Pages

         23.1     Consent of Independent Auditors

         23.2     Consent of Counsel (included in Exhibit 5)

         24       Power of Attorney

ITEM 9. UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended ("1933 Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                               Page 7 of 27 Pages

         (e) The undersigned Registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                               Page 8 of 27 Pages

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this __9th__ day of May, 1995.


                              HBO & COMPANY


                              By: /s/ Charles W. McCall
                                  ---------------------------
                                  Charles W. McCall
                                  President, Chief Executive
                                  Officer and Director


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Gilbert, and Jay P. Gilbertson, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                               Page 9 of 27 Pages

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                        Title                  Date
         ---------                        -----                  ----


 /s/ Charles W. McCall            President, Chief               May 9, 1995
 --------------------------       Executive Officer and
 Charles W. McCall                Director (Principal
                                  Executive Officer)

 /s/ Jay P. Gilbertson            Vice President-Finance,
 --------------------------       Assistant Secretary,
 Jay P. Gilbertson                Treasurer, and Chief
                                  Financial Officer
                                  (Principal
                                  Financial Officer)


 /s/ Timothy S. Heyerdahl         Vice President -               May 9, 1995
 --------------------------       Controller and Chief
 Timothy S. Heyerdahl             Accounting Officer
                                  (Principal Accounting
                                  Officer)


 /s/ Holcombe T. Green, Jr.       Chairman of the Board          May 9, 1995
 --------------------------
 Holcombe T. Green, Jr.

                                  Director                       May 9, 1995
 /s/ John P. Crecine
 --------------------------
 John P. Crecine


 /s/ Alfred C. Eckert III         Director                       May 9, 1995
 --------------------------
 Alfred C. Eckert III


 /s/ Alton F. Irby III            Director                       May 9, 1995
 --------------------------
 Alton F. Irby III


 /s/ Gerald E. Mayo               Director                       May 9, 1995
 --------------------------
 Gerald E. Mayo


 /s/ James V. Napier              Director                       May 9, 1995
 --------------------------
 James V. Napier


                               Page 10 of 27 Pages

 /s/ Charles E. Thoele            Director                       May 9, 1995
 --------------------------
 Charles E. Thoele


 /s/ Donald C. Wegmiller          Director                       May 9, 1995
 --------------------------
 Donald C. Wegmiller


                               Page 11 of 27 Pages

                                  EXHIBIT INDEX


                                                     Page Number in
 Exhibit                                             Sequentially
 Number         Exhibit Description                  Numbered Copy
 -------        -------------------                  -------------

 4.1            1986 HBO & Company Nonqualified           13
                Stock Option Agreement

 4.2            1991 HBO & Company Nonqualified           17
                Stock Option Agreement 1

 4.3            1991 HBO & Company Nonqualified           21
                Stock Option Agreement 2

 5              Opinion of Counsel                        25

 15             Letter Re: Unaudited Interim              26
                Financial Information

 23.1           Consent of Independent Auditors           27

 23.2           Consent of Counsel (included in           25
                Exhibit 5)

 24             Power of Attorney                          9


                               Page 12 of 27 Pages